Exhibit 99.1

January 20, 2005

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares
Common Stock Dividends

LOUISVILLE, KY – Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, declared a cash dividend of $0.077 per share on Class A Common Stock and $0.07 per share on Class B Common Stock, payable April 22, 2005 to shareholders of record as of March 18, 2005.

Neighborhood Banking. Republic Bancorp, Inc. (Republic), has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville, with one under construction in Owensboro; Republic Bank & Trust Company of Indiana with 2 banking centers in Jeffersonville and New Albany, Indiana; Republic Finance (LPO) with two offices in Louisville; as well as Republic Bank Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has approximately $2.5 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, KY, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.